EXHIBIT 10.8

Date:	June 28, 2012

Parties:	Barry Dahan and DragonWave Inc,

(A)	“The Company”: DragonWave Inc, Unit 3, Brooklands, Redditch, Worcertershire, UK

and

(B)	Barry Dahan: 6 Mount Church, Hamptstead Garden Suburb, Milton, UK

1                                         Employment *

1.1                               Your employment under this agreement will commence on July 1, 2012 (the “Commencement Date”) and will continue (subject to earlier termination as provided in this agreement) until terminated by the Company giving you or you giving the Company not less than thirteen (13) weeks’ prior written notice to expire on or at any time. Your employment under a previous agreement dated February 26, 2010 becomes nul and void, however your original start date of April 5, 2010 will be recognized as your original hire date.

1.2                               You are employed as Vice President - Global Accounts and will perform such reasonable duties consistent with your skills and status as may be assigned to you from time to time by or with the authority of the Company.

1.3                               You will (without further remuneration), if and for as long as the Company requires, during this agreement:

1.3.1                     carry out duties for the benefit of or on behalf of the Company; and/or

1.3                               You will, at all times during this agreement:

1.3.1                     devote the whole of your time, attention and ability during your working hours (see clause 2.1) to the duties of your employment;

1.3.2                     faithfully and diligently perform your duties and exercise only such powers as are consistent with them;

1.3.3                     obey all and any lawful and reasonable directions of the Company;

1.3.4                     act only in accordance with the Companies Act 1985 and the Memorandum and Articles of Association of the Company or, where acting pursuant to clause 1.4, of the relevant Company;

1.3.5                     keep the Company promptly and fully informed (in writing if so requested) of your conduct of the business or affairs of the Company and provide such explanations as they may require.

1.4                               You warrant to the Company that:

1.4.1                     by entering into this agreement and performing your duties under it you shall not be in breach of any express or implied terms of any contract or other obligation binding on you (whether past or now subsisting).

1.4.2                     you are (or will be as of the Commencement Date) free to take up this appointment on the terms set out in this agreement;

1.43                        you have no criminal convictions;

1.4.4                     the information contained in your curriculum vitae (in the form supplied to the Company) is true and accurate and not misleading.

2                                         Hours and place of work

2.1                               The normal hours of business of the Company are from 9.00am to 5.30pm on each week day excluding public and bank holidays. However owing to the nature of your job your working time is unmeasured and you should work such hours that are necessary to enable you to perform your duties properly. You and the Company acknowledge your understanding that Regulations 4(1) and (2) (48 hour weekly working time limit), 6(1), (2) and (7) (nightworking), 10(1) (daily rest), 11(1) and (2) (weekly rest) and 12(1) (rest breaks) of the Working Time Regulations 1998 do not apply in relation to your employment under this agreement.

2.2                               Your normal place of work is the Company’s is your home office or such other place of business of the Company may reasonably require from time to time. You will, if and for as long as required by the Company, make visits in the ordinary course of your duties to such places anywhere in the world as it may specify.

3                                         Pay

3.1                               During your employment, the Company will pay you a basic salary at the rate of £160,000 each year (or such higher rate as may be awarded to you pursuant to clause 3.2) which will accrue from day to day and be payable in equal monthly instalments in arrears on or about the 25th day of each month (the “Salary”). The Salary is inclusive of all and any fees receivable by you as the holder of offices or appointments on behalf of the Company.

3.2                               Your Salary will be reviewed annually by the Company and the rate of Salary then payable may be increased by the Company with effect from the date of such review by such amount (if any) as the Company may recommend. The Company shall not be under any obligation to award you an increase in Salary.

3.3                               You authorise the Company to deduct from your Salary or from any pay in lieu of notice or any other termination payment any sums which you may owe the Company including without limitation any overpayment of salary or expenses, any debt or loans or any other sum or sums which may be required to be authorised pursuant to section 13 of the Employment Rights Act 1996.

4                                         Commission

4.1                               Commission

You will be eligible to receive commission on sales revenue as established each fiscal year. The actual sales plan will be provided to you within 60 days of your start date and will be subject to the terms and conditions of the plan and are subject to change at the discretion of the Company.

5                                         Benefits

5.1                               If and for so long as you are a member of the Scheme and employed by the Company, life cover will be provided payable in the event of your death in service subject always to the rules of the Scheme and any relevant policy and if and to the extent that such cover is available for you on normal terms.

5.2                               You and your spouse and dependent children are entitled to receive the benefit of permanent health insurance/ travel and accident insurance and medical expenses insurance maintained by the Company, subject always to the terms of such insurance schemes (including limitations and exclusions) and if and to the extent that such cover is available on normal terms. Details of cover will be available from Human Resources at the time the plan is available.

5.3                               Any insurance scheme or policy which is provided for you is subject to the Company’s right to alter the cover provided or any term of the scheme or policy or to cease to provide (without replacement) the scheme or policy at any time if in the opinion of the Company, your state of health is or becomes such that the Company is unable to insure the benefits under the scheme or policy at the normal premiums applicable to a person of your age.

5.4                               The Company shall not have any liability to pay you any benefit under any insurance scheme unless it receives payment from the insurer under the scheme itself.

5.5                               You will be eligible to make employee contributions to the Pension Scheme as established at the time of hire.

6                                         Expenses

6.1                               If the Company provides you with any credit or charge card you shall use such card solely for those expenses referred to in clause 6.1. The Company reserves the right in its absolute discretion to withdraw the use of such card/cards from you.

7                                         Holiday

7.1                               In addition to public holidays, you are entitled to 25 working days’ holiday without loss of pay in each holiday year (which runs from January 1 to December 31) to be taken at such time or times as may be authorised in advance by the Company. You may carry forward a maximum of 10 days unused part of your holiday entitlement to a subsequent holiday year.

7.2                               In the first and final holiday years of your employment, your holiday entitlement will be calculated at the rate of 2.08 working days’ holiday for each complete calendar month of your employment by the Company during that holiday year. You will be entitled on termination to pay in lieu of any unused holiday entitlement. If you have taken holiday in excess of your accrued entitlement, you will be required to repay any excess Salary you have received for such holiday. The basis for payment and repayment is 1/260th of your Salary for each working day.

7.3                               The Company may require you to take all or part of any outstanding holiday entitlement during any period of notice to terminate your employment including any period of notice during which you are suspended from the performance of all or any of your duties in accordance with clause 10.6.

8                                         Incapacity

8.1                               If you are absent from work because of illness, mental disorder or injury (“Incapacity”), you must report that fact immediately to the VP Marketing and, after seven continuous days’ Incapacity, provide medical practitioners’ certificate of your Incapacity and its cause for Statutory Sick Pay purposes covering the whole period of your absence. For Statutory Sick Pay purposes, your qualifying days are your normal working days.

8.2                               From the date on which you first receive benefits under a permanent health insurance scheme provided by the Company, your entitlement to Salary and all benefits provided under this agreement or in connection with your employment, will cease.

8.4                               You will, whenever requested by the Company, agree to an examination by a medical practitioner selected and paid for by the Company. You hereby authorise such medical practitioner to disclose to and discuss with the Company any matters which, in his opinion, might hinder or prevent you (if during a period of Incapacity) from returning to work for any period or (in other circumstances) from properly performing your duties at any time.

8.5                               If you are incapable of performing your duties by reason of circumstances where you have a claim for compensation against a third party and you recover compensation for loss of earnings whether from that third party or otherwise, you shall repay a sum equal to the amount recovered, or, if less, any amounts paid to you by the Company during your absence.

9                                         Confidentiality, integrity and share dealing

9.1                               During your employment under this agreement, you will not:

9.1.1                     directly or indirectly solicit, receive or obtain any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by regulations or guidelines, or, if you do, you will account immediately to the Company for the amount so received;

9.1.2                     directly or indirectly disclose or make use of any Confidential Information for any purpose other than a legitimate purpose of the Company save that nothing in this clause shall be construed as preventing you from making a “protected disclosure” within the meaning of the Public Interest Disclosure Act 1998 but you are advised to refer to the Company’s policy on the subject before doing so;

9.1.3                     except in the proper course of your duties under this agreement remove from Company premises or copy or allow others to copy the contents of any document, computer disk, tape or other tangible item which contains any Confidential Information or which belongs to the Company;

9.1.4                     at any time make any untrue or misleading statement relating to the Company.

9.3                               In relation to dealings in shares, debentures or other securities of the Company and unpublished price sensitive information affecting the shares, debentures or other securities of any other company:

9.3.1                     you will comply where relevant with every rule of law, every regulation of the United Kingdom Listing Authority and every regulation of the Company from time to time in force including compliance with the spirit as well as the letter of the rules for the time being applicable to the relevant stock exchange on which shares of the Company are for the time being listed or traded;

9.3.2                     in relation to overseas dealings you will also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place;

9.4                               You will work exclusively for the Company and therefore shall not, save with Company approval, be concerned with or engaged in any other business, trade, profession or occupation or hold any private or public office or serve in a voluntary or charitable organisation (whether or not in competition with that of any Company). The expression “concerned with or engaged in” shall, without limitation, mean any employee, adviser, partner, consultant, contractor, director, shareholder or otherwise.

10                                  Termination of agreement

10.1                        This agreement will automatically terminate:

10.1.1              if the Company pays you your Salary in lieu of notice; or

10.1.2              when you reach the Company’s normal retirement age; or

10.2                        The Company will be entitled, by giving notice, to terminate this agreement with immediate effect and without payment in lieu of notice if you:

10.2.1              commit any act of gross misconduct or repeat or continue any other material breach of your obligations under this agreement; or

10.2.2              are convicted of any criminal offence which is punishable with 6 months or more imprisonment (whether or not such a sentence is imposed); or

10.2.3              become bankrupt or make any arrangement or composition with your creditors generally; or

10.2.4              engage in any conduct which in the opinion of the Company is calculated or likely to affect prejudicially the interests of the Company or which is likely to cause your continued employment to be detrimental to the interests of the Company;

10.2.5              are, in the opinion of the Company, incompetent in the performance of your duties.

10.2.6              commit any breach of fiduciary duty or act of dishonesty relating to the Company or otherwise in connection with your employment; or

10.2.7              cease to hold any licence or qualification or other authority required for the proper performance of your duties.

10.3                        The Company will be entitled to terminate this agreement notwithstanding clause 8.2 or your actual or prospective entitlement at that time to sick pay or benefits under any permanent health insurance scheme, by notice which is not less than your then entitlement to statutory minimum notice plus one week given at any time when you have been absent from work due to Incapacity for a period or periods aggregating not less than 90 days in the preceding 12 months provided that the Company will withdraw any such notice if, before it expires, you resume your normal duties on your normal working hours and provide medical evidence satisfactory to the Company that you are fully recovered and that no recurrence of your Incapacity can reasonably be anticipated.

10.4                        On serving or receiving notice to terminate this agreement or at any time thereafter during the currency of such notice the Company is, at its discretion, entitled to pay you your Salary (at the rate then payable under clause 3.1) in lieu of notice equal to thirteen (13) weeks. If the Company exercises its discretion under this clause, you shall not be entitled to any benefits or payment in lieu of benefits including bonus in respect of your notice period nor to any additional payment in respect of holiday which, but for the termination of your employment, would have accrued.

10.5                        At any time after notice (including summary notice) to terminate this agreement has been served or received by the Company, the Company may require you to:

10.5.1              return to the Company on request any documents, computer disks and tapes and other tangible items in your possession or under your control which belong to the Company or which contain or refer to any Confidential Information; and/or

10.5.2              delete all Confidential Information from any computer disks, tapes or other re-usable material in your possession or under your control and destroy all other documents and tangible items in your possession or under your control which contain or refer to any Confidential Information.

10.6                        At any time after notice to terminate this agreement has been served or received by the Company, the Company may elect to suspend you from the performance of all or any of your duties under this agreement and, after doing so:

10.6.1              require you not, without the prior consent of the Company, to engage in any contact (whether or not at your own instance) with any customer, supplier, employee, director, officer or agent of the company which touches and concerns any of the business affairs of the Company; and/or

10.6.2              announce to employees, suppliers and customers that you have ceased or will cease to be employed by the Company.

10.7                        The Company will require you to provide 3 months working notice in the event you voluntarily choose to leave your employment with the Company. It is expected that the actions required as outlined in 10.5.1 and 10.5.2 will be adhered to in this instance as well.

11                                  Intellectual property

11.1                        You are required to sign the attached Intellectual Property and Confidential Information Agreement.

12                                  Disciplinary and Grievance Procedures

12.1                        You are subject to the disciplinary rules and procedures established by the Company. In order to investigate a complaint of breach of contract or misconduct against you, the Company is entitled to suspend you on full pay for so long as the Company considers appropriate in all the circumstances to carry out a disciplinary investigation and/or hearing. While the suspension continues, the Company will pay you your Salary and provide you with the other benefits set out in this agreement. During the period of suspension the Company will not be obliged to provide you with work and may require you to comply with such conditions as the Company may specify in relation to attending at or remaining away from the places of business of the Company.

12.2                        If you have a grievance relating to your employment (other than one relating to a disciplinary decision), you should follow the procedure set out in the Staff Handbook.

13                                  Data Protection

13.1                        For the purposes of the Data Protection Act 1998 you consent to the processing of all or any personal data (in manual, electronic or any other form) relevant to your employment, by the Company and/or any agent or third party nominated by the Company and bound by a duty of confidentiality. Processing includes but is not limited to obtaining, recording, using and holding data and includes the transfer of data to any country either inside or outside the EMEA.

14                                  Interpretation

14.1                        References in this agreement to:

14.1.1              a person include a body corporate and an unincorporated association of persons and references to a company include any body corporate;

14.1.2              a statutory provision includes any statutory modification or re-enactment of it for the time being in force and all subordinate legislation made under it;

14.1.3              sub-clauses, clauses, parties and schedules are unless otherwise specified, to sub-clauses, clauses, parties and schedules of this agreement.

14.2                        The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this agreement.

14.3                        In this agreement:

“Confidential Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) of the Company, or any of its or their customers, suppliers or agents which the Company regards as confidential and which may include, but is not limited to technical, financial and business information or in respect of which it owes an obligation of confidentiality to a third party which is not part of your own stock in trade and which is not readily ascertainable to persons not connected with the Company either at all or without a significant expenditure of labour, skill or money;

“Customer” means any person with whom you or anyone working under your supervision or control deals personally who, at the termination of your employment, is negotiating with the Company for Restricted Business or with whom the Company has conducted any Restricted Business at any time during the final 12 months of your employment with the Company.

“Employee” means any person who is and was during the final 12 months of your employment with the Company an employee of the Company working in a senior management, senior technical or senior sales position or above and with whom you had material dealings;

“Person” means any person, firm or company, including any persons, firms or companies acting in concert (as defined in the City Code of Take-Overs and Mergers) with such person, firm or company;

“Relevant Period” means the period of 12 months/ 365 days commencing on:

(a)                                 (except where (b) below applies) the date on which a Person acquires (direct or indirect) ownership or control of Shares which (when aggregated with any Shares already held by such Person):

(i)                                     comprise more than 50% of all the Shares then in issue; or

(ii)                                  which carry more than 50% of the votes exercisable at general meetings of the relevant company on all or substantially all matters; or

(b)                                 in the case of a Person obtaining Control of the Company as a result of making a general offer to acquire Shares or making a general offer to acquire Shares after having obtained Control of the Company, the date on which such offer becomes unconditional in all respects and “Control” in this context has the meaning given to it by section 840 of the Income and Corporation Taxes Act 1988; or

(c)                                  the completion date of any acquisition by a Person of all or a majority of the business or assets of the Company;

“Remuneration Committee” means the committee of the board of directors of the Company from time to time authorised to determine matters relating to executive remuneration within the Company;

“Restricted Area” means England, Scotland, Wales, Northern Ireland and any other country in which the Company carries on or intends to carry on any Restricted Business as at the termination of your employment;

“Restricted Business” means and all or any other commercial activities carried on or to be carried on by the Company in which you worked or about which you knew Confidential Information to a material extent at any time during the final two years of your employment with the Company.

“Share” means a share in the capital of the holding company of the Company or, in the absence of a holding company, of the Company.

15                                  General *

15.1                        This agreement is in substitution for any representations and warranties made by or on behalf of the Company and any previous contracts of employment or for services between you and the Company (which are deemed to have been terminated by mutual consent).

15.2                        The termination of this agreement will not affect such of the provisions of this agreement as are expressed to operate or to have effect after termination and will be without prejudice to any accrued rights or remedies of the parties.

15.3                        The validity, construction and performance of this agreement is governed by English law.

15.4                        All disputes, claims or proceedings between the parties relating to the validity, construction or performance of this agreement are subject to the non-exclusive jurisdiction of the High Court of Justice in England and Wales (the “High Court”) to which the parties irrevocably submit. Each party irrevocably consents to the award or grant of any relief in any such proceedings before the High Court and either party is entitled to take proceedings in any other jurisdiction to enforce a judgment or order of the High Court.

15.5                        No variation to this agreement shall have effect unless it is agreed in writing and signed by you and on behalf of the Company.

15.6                        Nothing in this agreement is intended to confer on any person any right to enforce any term of this agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

15.7                        Any notice to be given by a party under this agreement must be in writing in the English language and must be delivered by hand or sent by first class post or equivalent postal service, facsimile transmission or other means of telecommunication in permanent written form (provided that the addressee has his or its own facilities for receiving such transmissions) to the last known postal address or appropriate telecommunication number of the other party. Where notice is given by any of the prescribed means, it is deemed to be received when, in the ordinary course of that means of transmission, it would be received by the addressee. To prove the giving of a notice, it is sufficient to show that it has been despatched. A notice has effect from the sooner of its actual or deemed receipt by the addressee.

15.8                        This agreement may be executed in more than one document or counterpart each in like form, all of which taken together shall constitute one document, and either party may execute this agreement by signing any more or more of such documents or counterparts.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS DOCUMENT AS A DEED ON THE DATE FIRST BEFORE WRITTEN:

Executed by:

/s/ Peter Allen

Peter Allen, CEO

Signed in Agreement with the Terms and Conditions:

/s/ Barry Dahan

Barry Dahan

July 18th, 2012

Date